Exhibit 99.1

Badger Meter Reports Record First Quarter Earnings and Earnings Per Share

MILWAUKEE--(BUSINESS WIRE)--April 20, 2009--Badger Meter, Inc. (NYSE: BMI) today reported record first quarter earnings and earnings per share for the period ended March 31, 2009.

First Quarter 2009 Highlights

  Net sales were $65,324,000 for the first quarter of 2009, a 4.5% decrease from sales of $68,420,000 for the first quarter of 2008.
  Net earnings were a record first quarter $6,973,000, a 15.8% increase from earnings of $6,020,000 for the first quarter of 2008.
  Diluted earnings per share were a record first quarter $0.47, a 14.6% increase from earnings of $0.41 per diluted share for the first quarter of 2008.

Operations Review

“Our ability to achieve record first quarter earnings and earnings per share on lower sales reflects the impact of ongoing cost reduction initiatives, favorable copper costs and the strength of the dollar, compared to the first quarter of last year. Our gross profit margin increased to 40.1% for the first quarter of 2009, compared to 35.8% in the first quarter of 2008,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the lower first quarter sales were due entirely to the decline in sales of the company’s industrial products as a result of the current economic recession. Sales of the company’s industrial products decreased nearly 29% for the first quarter of 2009 compared to the same quarter last year. Sales of utility products, which account for 86% of total Badger Meter sales, were up 1.1% for the first quarter of 2009.

“Sales of our three advanced meter reading technologies for the utility market continued to increase in the first quarter. These products include our proprietary ORION® drive-by automatic meter reading (AMR) system, product sales related to the Itron® AMR system and sales of our GALAXY® advanced metering infrastructure (AMI) system. Sales of commercial water meters were lower in the first quarter of 2009 than in the same quarter a year ago, due to a number of large orders for these products in the first quarter of 2008,” said Meeusen.

“The decrease in industrial product sales was across all product lines and in all geographic areas. We are taking appropriate actions to further reduce costs in response to the downturn in these markets,” said Meeusen.

“On the utility side, we have not seen a significant impact from the current economic environment, although we continue to watch this market very closely. While we are facing difficult comparisons against last year’s record sales in all four quarters, we expect that our margins will benefit from the lower commodities prices and stronger dollar through the remainder of 2009. Long term, we believe the fundamentals of automatic meter reading and the increasing need for water conservation will continue to drive our future growth,” said Meeusen.

Meeusen added that the company's financial position remains strong. "Our strong cash flow enabled us to continue to reduce our debt. At the end of the first quarter, debt was less than 14% of total capitalization," he noted.

Meeusen noted that the company was recently named one of “The 100 Most Trustworthy Companies” by Forbes.com. The list was compiled by Audit Integrity, an independent financial analytics company that looks beyond the raw data on income statements and balance sheets to assess the true quality of corporate accounting and management practices. The companies on the list were recognized for their transparent and conservative accounting practices and solid corporate governance and management. “We are honored to be recognized for our high ethical standards and commitment to sound corporate governance,” said Meeusen.

Annual Shareholders’ Meeting

Badger Meter’s 2009 annual meeting of shareholders will be held at 8:30 AM Central time on Friday, April 24, 2009 at Discovery World at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s first quarter 2009 results on Tuesday, April 21, 2009, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8033 and entering the passcode 45441863. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P9PQVJJKL. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, April 28, by dialing 1-888-286-8010 and entering the passcode 11669429. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the ORION® radio frequency AMR system, the GALAXY® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of the current global economic downturn, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  changes in the cost and/or availability of needed raw materials and parts, including recent volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity, and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

Three Months Ended March 31,

	2009	2008

Net sales	$65,324,000	$68,420,000

Cost of sales	$39,152,000	$43,896,000

Gross margin	$26,172,000	$24,524,000

Selling, engineering and administration	$14,704,000	$14,655,000

Operating earnings	$11,468,000	$9,869,000

Interest expense	$400,000	$252,000

Earnings before income taxes	$11,068,000	$9,617,000

Provision for income taxes	$4,095,000	$3,597,000

Net earnings	$6,973,000	$6,020,000

Earnings per share:
Basic	$0.47	$0.42
Diluted	$0.47	$0.41

Shares used in computation of:
Basic	14,689,324	14,394,862
Diluted	14,880,500	14,750,236

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	March 31,	December 31,
	2009	2008
	(unaudited)

Cash and cash equivalents	$6,090,000	$6,217,000
Receivables	34,745,000	35,767,000
Inventories	40,051,000	39,315,000
Other current assets	6,781,000	5,230,000

Total current assets	87,667,000	86,529,000

Net property, plant and equipment	61,198,000	61,823,000
Intangible assets, at cost less accumulated amortization	24,673,000	25,030,000
Other long-term assets	15,042,000	15,018,000
Goodwill	6,958,000	6,958,000

Total assets	$195,538,000	$195,358,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$15,393,000	$19,670,000
Payables	14,333,000	13,230,000
Accrued compensation and employee benefits	6,177,000	8,714,000
Other liabilities	11,352,000	9,175,000

Total current liabilities	47,255,000	50,789,000

Deferred income taxes	121,000	133,000
Long-term employee benefits and other	28,430,000	27,909,000
Long-term debt	2,930,000	5,504,000
Shareholders’ equity	116,802,000	111,023,000

Total liabilities and shareholders’ equity	$195,538,000	$195,358,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702